Filed pursuant to Rule 424(b)(5)
Registration Statement No. 333-210443

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 17, 2017

PRELIMINARY PROSPECTUS SUPPLEMENT

To the Prospectus Dated April 22, 2016

             Shares

Common Stock

We are offering              shares of our common stock, $0.50 par value per share, pursuant to this prospectus supplement and the accompanying prospectus.

Our common stock is listed and traded on the NYSE MKT under the symbol “EVBN.” On January 13, 2017, the last reported price of our common stock on the NYSE MKT was $35.43 per share.

Investing in our common stock involves risks. Please carefully consider the risks discussed in “Risk Factors” beginning on page S-11 of this prospectus supplement and in the documents incorporated by reference in this prospectus supplement, including the risk factors contained therein, for a discussion of certain factors that you should consider before making your investment decision.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to Evans Bancorp, Inc.	$	$

The shares of common stock are being offered through the underwriters on a firm commitment basis. We have granted the underwriters a 30-day option to purchase              additional shares of our common stock at the same price and on the same terms.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

These securities are not savings accounts, deposits, or other obligations of a bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The underwriters expect to deliver the common stock in book-entry form only, through the facilities of The Depository Trust Company, against payment on or about January     , 2017.

Book-Running Manager

SANDLER O’NEILL + PARTNERS, L.P.

Co-Manager

HOVDE GROUP, LLC

The date of this prospectus supplement is January     , 2017.

Prospectus Supplement

Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell our securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and any documents incorporated by reference herein, is accurate as of their respective dates. However, our business, financial condition, liquidity, results of operations, and prospects may have changed since those dates. This prospectus supplement supersedes the accompanying prospectus to the extent it contains information that is different from or in addition to the information in that prospectus.

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters, and also updates and adds to the information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information about us, our common stock and other securities that we may offer from time to time, some of which may not apply to this offering. You should read this prospectus supplement and the accompanying prospectus with the additional information described below under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.” Generally, when we refer to this “prospectus” we mean this prospectus supplement together with the accompanying prospectus.

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

Unless we specifically state otherwise, the information in this prospectus supplement assumes no exercise of the underwriters’ option to purchase additional shares of our common stock.

We are offering to sell shares of our common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any common stock offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

In this prospectus supplement, unless otherwise expressly stated or the context otherwise requires, the terms “we,” “us,” the “Company,” and “our” refer to Evans Bancorp, Inc. and our subsidiaries on a consolidated basis. References to the “Bank” refer to Evans Bank, National Association, our wholly-owned subsidiary through which we conduct our banking business, and its subsidiaries.

Currency amounts in this prospectus supplement and the accompanying prospectus are stated in U.S. dollars.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus incorporates important business and financial information about Evans Bancorp from documents filed with the Securities and Exchange Commission (the “SEC”), with which we file registration statements, periodic reports, proxy statements, and other information. Our SEC filings are available over the Internet, at no cost, from the SEC’s website at www.sec.gov and from our website at evansbank.com. You may also read and copy any document we file by visiting the SEC’s public reference room in Washington, D.C. The SEC’s address in Washington, D.C. is 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. You may also receive copies of documents filed with the SEC, including documents incorporated by reference in this prospectus, at no cost, by addressing your request to:

Corporate Secretary

Evans Bancorp, Inc.

One Grimsby Drive

Hamburg, New York 14075

Except as specifically incorporated by reference in this prospectus supplement, information on the websites listed above is not part of this prospectus supplement. You should rely only on the information contained in, or incorporated by reference into, this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated January , 2017, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate only as of the date of such incorporated document.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document that we file separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus supplement, except for any information that is superseded by information that is included directly in this document or in a more recent incorporated document.

This prospectus supplement incorporates by reference the documents listed below that we have previously filed with the SEC.

SEC Filings	Period or Filing Date (as applicable)
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2016; June 30, 2016; and September 30, 2016
Annual Report on Form 10-K, as amended by Amendment No. 1 filed on Form 10-K/A	Year ended December 31, 2015

Current Reports on Form 8-K (in each case other than those portions furnished under Item 2.02 or 7.01 of Form 8-K)	May 2, 2016; July 14, 2016 (as amended on August 4, 2016); July 29, 2016; and September 22, 2016

The description of our common stock set forth in the registration statement on Form 8-A12B (No. 001-35021) and any amendment or report filed with the SEC for the purpose of updating this description	December 22, 2010

In addition, we also incorporate by reference all future documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of our initial registration statement relating to the securities covered by this prospectus until the completion of the distribution of such securities. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than current reports or portions thereof furnished under Items 2.02 or 7.01 of Form 8-K, unless specifically incorporated herein), as well as proxy statements. The information incorporated by reference contains information about us and our financial condition and is an important part of this prospectus supplement and the accompanying prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document, including information included or incorporated by reference into this document, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, (i) the financial condition, results of operations and business of Evans Bancorp; (ii) statements about Evans Bancorp’s plans, objectives, expectations and intentions and other statements that are not historical facts; and (iii) other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or words of similar meaning. These forward-looking statements are based on current beliefs and expectations of Evans Bancorp’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond its control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	changes in local, regional and international business, economic or political conditions in the regions where we operate or have significant assets;

•	changes in trade, monetary and fiscal policies of various governmental bodies and central banks, that could affect the economic environment in which we operate;

•	changes in laws, regulations, and policies affecting the financial services industry and the application thereof by regulatory bodies;

•	effective on January 1, 2015 and subject to certain transition periods, changes in minimum capital requirements, adjustments to prompt corrective action thresholds, increased quality of regulatory capital, revised risk-weighting of certain assets, and implementation of a “capital conservation buffer,” included in the final rule promulgated by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) on July 2, 2013, to implement the so-called “Basel III” accords;

•	the interest rate environment may change, causing margins to compress and adversely affecting net interest income;

•	the risks associated with continued diversification of assets and adverse changes to credit quality;

•	higher than expected loan losses within one or more segments of our portfolio;

•	the risks associated with our concentration of commercial real estate loans;

•	unexpected significant declines in the loan portfolio due to the lack of economic expansion, increased competition, large prepayments or other factors;

•	declines in the value our investment portfolio, including other-than-temporary impairment charges on our investment securities;

•	an unexpected decline in real estate values within our market area;

•	our internal controls and procedures may not be adequate to prevent losses;

•	cyber attacks, computer viruses or other malware that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data, disable or degrade service, or sabotage our systems;

•	increased competition from other financial services companies in our markets; and

•	the risk that an economic slowdown could adversely affect credit quality and loan originations.

We assume no obligation for updating our forward-looking statements at any time. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as the other cautionary statements made in this prospectus and the prospectus supplement. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. You should refer to our periodic and current reports filed with the SEC for specific risks that could cause actual results to be significantly different from those expressed or implied by these forward-looking statements. See “Where You Can Find More Information” above and “Risk Factors” below.

PROSPECTUS SUPPLEMENT SUMMARY

This summary is not complete and does not contain all of the information you should consider before investing in the securities offered by this prospectus supplement. You should read this summary together with the entire prospectus supplement, including the section entitled “Risk Factors” on page S-11, the accompanying prospectus, and the other documents that are incorporated by reference in this prospectus supplement, including our financial statements and the notes to those financial statements, before making an investment decision.

Company Overview

Evans Bancorp, a New York corporation headquartered in Hamburg, New York, was formed in 1988 to become the holding company for Evans Bank. We are registered as a bank holding company with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956. Our primary business is the operation of Evans Bank, which provides a full range of banking services to consumer and commercial customers throughout Western New York, and Evans National Financial Services, LLC, which owns 100% of the membership interests in The Evans Agency, LLC (“TEA”), which sells various premium-based insurance policies on a commission basis in the Western New York region. At September 30, 2016, we had total assets of $1.08 billion, net loans of $899.1 million, deposits of $898.0 million and total stockholders’ equity of $95.2 million. The Company’s common stock is traded on the NYSE MKT under the symbol “EVBN.”

Evans Bank is a nationally chartered bank, established in 1920. The Bank operates 14 full-service banking centers in Erie, Niagara and Chautauqua Counties, New York. The Bank offers deposit products, which include checking and NOW accounts, savings accounts, and certificates of deposit, as its principal source of funding. The Bank’s deposits are insured up to the maximum permitted by the Bank Insurance Fund of the Federal Deposit Insurance Corporation (“FDIC”). The Bank offers a variety of loan products to its customers, including commercial and consumer loans and commercial and residential mortgage loans. The Bank is subject to the supervision, regulation and examination of the Office of the Comptroller of the Currency (the “OCC”).

TEA is a full service property and casualty insurance agency with offices located throughout Western New York offering personal, commercial and financial services products. For the nine months ended September 30, 2016, TEA had total revenue of $5.2 million. TEA’s primary market area is Erie, Chautauqua, Cattaraugus and Niagara counties, New York. Most lines of personal insurance are provided, including automobile, homeowners, boat, recreational vehicle, landlord, and umbrella coverage. Commercial insurance products are also provided, consisting of property, liability, automobile, inland marine, workers compensation, bonds, crop and umbrella insurance. In addition, TEA provides the following financial services products: life and disability insurance, Medicare EE Benefit supplements, long term care, annuities, mutual funds, retirement programs and New York State Disability.

Evans Bancorp’s principal executive offices are located at One Grimsby Drive, Hamburg, New York 14075, and its telephone number is (716) 926-2000. Our internet address is evansbank.com. The information contained on our website should not be considered part of this prospectus supplement or the accompanying prospectus, and the reference to our website does not constitute incorporation by reference of the information contained on the website. Additional information about us and our subsidiaries is included in documents incorporated by reference in this prospectus. See “Where You Can Find More Information” on page S-1 of this prospectus supplement.

Our Strategy and Financial Highlights

Evans Bancorp’s strategy is to continue to grow to increase market share and achieve operating scale while improving profitability and returning value to shareholders. Our biggest strength and earnings driver is commercial and small business lending. We expect to continue to focus on building on this competitive advantage by adding personnel in this area. Management plans to look to expand other revenue opportunities in non-interest income in areas such as employee benefits and financial services. Management anticipates continued disruption in the Company’s market area in 2017 due to merger activity among competitors, and expects that this will create additional opportunities to increase market share and secure new customer relationships. It is our intention to continue to develop strategies to deepen existing customer relationships with tailored product sets that reward our most loyal customers. We will continue to diversify our sources of revenue and expand non-interest income through insurance and other financial services and products.

Highlights of our strategy include the following:

•	Expand Asset Base Through Loan Growth—We focus on driving profitability through the expansion of our asset base, primarily with organic loan growth and the diversification of our commercial lending capabilities. Because of our focus on customer service, tailored solutions and local credit decisions, we believe that we are positioned to capture customers from larger institutions operating in our primary service area. From December 31, 2011 to September 30, 2016, our total assets increased from $740.9 million to $1.08 billion, an increase of 46.4%, and our net loans and leases increased from $571.9 million to $899.1 million, an increase of 57.2%.

•	Core Deposit Growth—Strong core deposit growth is a key component of our operating strategy. From December 31, 2011 to September 30, 2016, total deposits increased from $616.2 million to $898.0 million, an increase of 45.7%. We focus on high-quality, low-cost deposits to supplement our balance sheet, and on diversifying our deposit portfolio. At September 30, 2016, our core deposits—savings and money market accounts, demand accounts and NOW accounts—represented 87% of total deposits. Our cost of deposits for the nine months ended September 30, 2016 was 0.59% and our net interest margin was 3.67%.

•	Risk Management and Asset Quality—We diligently monitor and manage the risk of our operations, including the performance of our loan and securities portfolios, loan growth and core deposit growth, and we manage this growth to ensure that we have adequate capital to support our operations. At September 30, 2016, nonperforming loans were $15.3 million, or 1.67% of total loans. Our allowance for loan losses to total loans outstanding was 1.50% at September 30, 2016. In addition, we completed a core system conversion in 2016 to further strengthen internal controls and compliance systems, as well as allow for processing of more complex transactions by our customers. The system conversion is intended to provide additional risk management support as well as more robust information availability to support future growth of the Bank.

•	Diversify Financial Services and Expand Non-Interest Income—In addition to expanding our market area and customer base, we recognize that customers have a wide variety of financial needs that we can position the Company to meet. We believe that increasing the variety of services that we offer will help to increase our customer base and deepen customer relationships within our targeted market areas. Through TEA, we offer personal and commercial lines insurance products and services throughout Western New York. We also believe that the Company will benefit from decreased costs resulting from integrated sales efforts and cross-selling capabilities, increased fee income resulting from the provision of additional services and reduced interest rate risk associated with a diverse revenue mix. Non-interest income represented 25% of total revenues for the nine months ended September 30, 2016.

•	Recruit and Retain Superior Talent—Our executive management team together has 164 years of experience in the financial services industry, and we carefully screen and select talented candidates for positions at all levels of our organization. We have built a skilled and experienced lending team with a high level of expertise in commercial and small business lending and have a strong team in place to support these diverse lending capabilities. As market disruption continues, we plan to maintain our focus on adding top level talent throughout all aspects of the organization.

•	Brand Development—We are actively involved in marketing initiatives aimed at increasing brand awareness. We believe that our focus on customer service and developing and maintaining customer experiences and relationships better positions us to attract loan, deposit, insurance and financial services customers in our primary service area from larger national and regional financial institutions. We also believe that disruption in our market place as a result of acquisition activity among competitors provides further opportunity for growth and customer expansion.

THE OFFERING

Issuer	Evans Bancorp, Inc., a New York corporation.

Common Stock Offered	shares of common stock, $0.50 par value per share.(1)

Common Stock Outstanding after the Offering	shares of common stock, based on shares outstanding as of January , 2017.(2)

Net Proceeds to Us	We estimate that net proceeds from this offering will be approximately $ million (or $ million if the underwriters exercise in full their option to purchase additional shares), after deducting the underwriting discount and estimated offering expenses payable by us.

Use of Proceeds	We intend to use the net proceeds generated by this offering to support our organic growth and for other general corporate purposes, including contributing capital to the Bank. See “Use of Proceeds” on page S-16 of this prospectus supplement.

Market and Trading Symbol for the Common Stock	Our common stock is listed and traded on the NYSE MKT under the symbol “EVBN.”

Dividends	We currently pay a semi-annual cash dividend of $0.38 per share. Although we expect to continue paying dividends semi-annually, any future determination to pay dividends on our common stock will be made by our board of directors and will depend upon our results of operations, financial condition, capital requirements, regulatory and contractual restrictions, our business strategy and other factors that our board of directors deems relevant. For additional information, see “Market For Common Stock and Our Dividend Policy.”

Risk Factors	An investment in our common stock involves risks. You should carefully consider the information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. In particular, we urge you to consider carefully the factors set forth under “Risk Factors” beginning on page S-11 of this prospectus supplement and in the documents incorporated by reference in this prospectus supplement before investing in our common stock.

(1)	Excludes the underwriters’ option to purchase up to additional shares of our common stock.
(2)	Excludes 250,702 shares subject to outstanding compensatory stock options having a weighted average exercise price of $18.67 per share; 158,667 shares reserved for issuance pursuant to our dividend reinvestment and stock purchase plan; and shares subject to the underwriters’ purchase option granted in this offering.

SUMMARY OF SELECTED FINANCIAL DATA

The following tables set forth consolidated financial data for the Company as of and for each of the five years ended December 31, 2015 (which, other than our financial ratios, has been derived from our audited consolidated financial statements), and as of and for the nine months ended September 30, 2016 and 2015 (unaudited). You should read these tables together with the historical consolidated financial information contained in our consolidated financial statements and related notes, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in our Annual Report on Form 10-K for the year ended December 31, 2015, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, which have been filed with the SEC and are incorporated herein by reference. Information for the nine months ended September 30, 2016 and 2015 is derived from unaudited interim consolidated financial statements and has been prepared on the same basis as our audited consolidated financial statements and includes, in the opinion of management, all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the data for such period. The results of operations for the nine months ended September 30, 2016 do not necessarily indicate the results which may be expected for any future interim period or for the full year.

	At or For the Nine Months Ended September 30,
	2016	2015
	(dollars in thousands, except share and per share data)
	(unaudited)
Balance Sheet Data
Assets	$1,084,663	$920,891
Interest-earning assets	1,013,126	856,013
Investment securities	104,859	106,651
Loans, net	899,140	717,783
Deposits	897,965	782,303
Borrowings	74,136	32,640
Stockholders’ equity	95,198	89,673

Income Statement Data
Net interest income	$25,845	$23,368
Non-interest income	8,609	10,800
Non-interest expense	25,958	24,034
Net income	5,933	6,089

Stock and Related Per Share Data
Earnings per share—basic	$1.39	$1.44
Earnings per share—diluted	1.37	1.41
Cash dividends per share	0.76	0.72
Book value per share	$22.20	$21.16
Common shares outstanding	4,287,400	4,238,448

	At or For the Nine Months Ended September 30,
	2016	2015
	(dollars in thousands, except share and per share data)
	(unaudited)
Performance Ratios
Return on average assets(1)	0.79%	0.91%
Return on average equity(1)	8.42	9.20
Net interest margin(1)(2)	3.67	3.76
Efficiency ratio(3)	74.00	70.34
Dividend payout ratio	54.70	50.00

Capital Ratios
Tier 1 capital to average assets	9.55%	10.32%
Stockholders’ equity to total assets	8.78	9.74

Asset Quality Ratios
Total non-performing assets to total assets	1.41%	0.89%
Total non-performing loans to total loans	1.67	1.12
Net charge-offs to average loans(1)	0.00	0.02
Allowance for loan losses to total loans	1.50	1.84

Other Data
Number of banking centers	14	13
Full time equivalent employees	260	264

(1)	Calculated on an annualized basis.
(2)	The net interest margin represents net interest income (fully taxable equivalent) as a percent of average interest-earning assets for the period.
(3)	The efficiency ratio represents noninterest expense divided by the sum of net interest income (fully taxable equivalent) and noninterest income.

	At or For the Year Ended December 31,
	2015	2014	2013	2012	2011
	(dollars in thousands, except share and per share data)
Balance Sheet Data
Assets	$939,107	$846,809	$833,498	$809,676	$740,902
Interest-earning assets	873,450	785,302	767,629	750,287	682,140
Investment securities	98,758	97,132	102,049	95,807	103,783
Loans, net	761,101	683,131	635,493	573,163	571,910
Deposits	802,982	707,635	706,612	678,992	616,203
Borrowings	32,151	38,808	33,681	42,441	42,340
Stockholders’ equity	91,256	85,788	80,712	74,828	68,988

Income Statement Data
Net interest income	$31,804	$31,099	$28,347	$27,780	$25,988
Non-interest income	13,720	10,273	12,161	12,823	12,432
Non-interest expense	32,698	31,252	29,380	28,792	27,241
Net income	7,843	8,187	7,857	8,132	6,112

Stock and Related Per Share Data
Earnings per share—basic	$1.85	$1.96	$1.88	$1.96	$1.49
Earnings per share—diluted	1.82	1.92	1.85	1.95	1.49
Cash dividends per share	0.72	0.65	0.26	0.68	0.40
Book value per share	21.44	20.41	19.21	17.94	16.72
Common shares outstanding	4,257,179	4,203,684	4,201,362	4,171,473	4,124,892

Performance Ratios
Return on average assets	0.87%	0.98%	0.96%	1.04%	0.86%
Return on average equity	8.82	9.84	10.06	11.20	9.17
Net interest margin(1)	3.80	4.01	3.74	3.84	3.99
Efficiency ratio(2)	71.83	70.83	71.98	70.05	69.68
Dividend payout ratio	38.92	33.16	13.83	34.69	26.85

Capital Ratios
Tier 1 capital to average assets	10.45%	10.84%	10.36%	9.69%	9.71%
Stockholders’ equity to total assets	9.72	10.13	9.68	9.24	9.31

Asset Quality Ratios
Total non-performing assets to total assets	1.71%	1.25%	1.65%	1.02%	2.05%
Total non-performing loans to total loans	2.07	1.52	2.12	1.41	2.60
Net charge-offs (recoveries) to average loans	0.12	0.03	(0.04)	0.29	0.26
Allowance for loan losses to total loans	1.66	1.80	1.78	1.67	1.97

Other Data
Number of banking centers	13	13	13	13	12
Full time equivalent employees	258	251	241	238	242

(1)	The net interest margin represents net interest income (fully taxable equivalent) as a percent of average interest-earning assets for the period.
(2)	The efficiency ratio represents noninterest expense divided by the sum of net interest income (fully taxable equivalent) and noninterest income.

RISK FACTORS

An investment in our common stock involves risks. Before making an investment decision, you should carefully read and consider the risk factors described below, which describe the risks related to this offering and ownership of our common stock, as well as the risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as may be supplemented by other documents incorporated by reference into this prospectus supplement or the accompanying prospectus. Please refer to “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus for discussions of these other filings. Any of these risks, if they occur, could materially adversely affect our business, financial condition and results of operations. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect us. In any such case, you could lose all or a portion of your original investment. This prospectus supplement and the accompanying prospectus are qualified in its entirety by those risk factors.

Risks Relating to Our Business

For risks associated with our business and industry, see the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015, which are incorporated in this prospectus supplement by reference, as the same may be updated from time to time prior to the completion of this offering by our future filings under the Exchange Act.

Risks Relating to this Offering and Ownership of Our Common Stock

Historically, the price of our common stock has fluctuated significantly, which may make it difficult for you to resell shares of common stock at prices you find attractive.

Historically, our stock price has fluctuated significantly. For example, for the year ended December 31, 2016, the high sale price per share of our common stock on the NYSE MKT was $37.67 and the low sale price per share was $22.87. On January 13, 2017, the last reported sale price of our common stock on the NYSE MKT was $35.43 per share. We expect that the market price of our common stock will continue to fluctuate and there can be no assurances about the market prices for our common stock, which may make it difficult for you to resell shares of common stock at prices you find attractive.

Our stock price may fluctuate as a result of a variety of factors, many of which are beyond our control. In addition to the other risk factors contained or incorporated by reference herein, these factors include:

•	Actual or anticipated quarterly fluctuations in our operating results and financial condition;

•	Changes in expectations as to future financial performance or buy/sell recommendations of securities analysts;

•	Speculation in the press or investment community regarding stock prices generally or relating to our reputation or the financial services industry;

•	Strategic actions by us or our competitors, such as acquisitions, restructurings, dispositions or financings;

•	Fluctuations in the stock price and operating results of our competitors;

•	Sales of our equity or equity-related securities;

•	Proposed or adopted regulatory changes or developments;

•	Anticipated or pending investigations, proceedings or litigation that involve or affect us;

•	Changes in global financial markets and global economies and general market conditions, such as interest or foreign exchange rates, stock, commodity or real estate valuations or volatility and other geopolitical, regulatory or judicial events; and

•	General market conditions and, in particular, developments related to market conditions for the financial services industry.

The trading volume in our common stock may be low, and the sale of a substantial number of shares in the public market could depress the price of our stock and make it difficult for you to sell your shares.

Our common stock is currently traded on the NYSE MKT. An active trading market for our common stock may not develop or be sustained after the offering. Our common stock is thinly traded and has less liquidity than the average trading market for many other publicly traded companies, with volume averaging approximately 5,296 shares per day over the nine months ended September 30, 2016. Thinly traded stocks can be more volatile than stock trading in an active public market. General market declines or market volatility in the future, especially in the financial institutions sector of the economy, could adversely affect the price of our common stock, and the current market price may not be indicative of future market prices. Therefore, our stockholders may not be able to sell their shares at the volume, prices or times that they desire.

We may issue additional equity or equity related securities, or engage in other transactions which dilute our book value or affect the priority of the common stock, which may adversely affect the market price of our common stock.

Our board of directors may determine from time to time that we need to raise additional capital by issuing additional shares of our common stock or other securities. We are not restricted from issuing additional shares of common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any future offerings, or the prices at which such offerings may be affected. Such offerings could be dilutive to common stockholders. New investors also may have rights, preferences and privileges, including with respect to the receipt of dividends, that are senior to, and that adversely affect, our then current common stockholders. If we raise additional capital by selling debt securities, upon liquidation, holders of our debt securities, and lenders with respect to other borrowings, will receive distributions of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both. Holders of our common stock are not entitled to preemptive rights or other protections against dilution.

We may reduce or eliminate the cash dividend on our common stock.

Holders of our common stock are only entitled to receive such cash dividends as our board of directors may declare out of funds legally available for such payments. Although we have historically declared cash dividends on our common stock, we are not required to do so and may reduce or eliminate our common stock cash dividend in the future. This could adversely affect the market price of our common stock. As a bank holding company, our ability to declare and pay dividends is dependent on certain federal regulatory considerations including the guidelines of the Federal Reserve Board regarding capital adequacy and dividends. See “Market for Common Stock and Our Dividend Policy” for more information.

If we fail to pay interest on or otherwise default on our subordinated debt, we will be prohibited from paying dividends or distributions on our common stock.

As of September 30, 2016, we had $11.3 million of junior subordinated debentures outstanding. The agreements under which the subordinated debentures were issued prohibit us from paying any dividends on our common stock or making any other distributions to our shareholders at any time when there shall have occurred and be continuing an event of default under the applicable agreement. Events of default generally consist of, among other things, our failure to pay any principal or interest on the subordinated debentures, as applicable, when due, our failure to comply with certain agreements, terms and covenants under the agreement (without curing such default following notice), and certain events of bankruptcy, insolvency or liquidation relating to us.

If an event of default were to occur and we did not cure it, we would be prohibited from paying any dividends or making any other distributions to our shareholders or from redeeming or repurchasing any of our common stock, which would likely have a material adverse effect on the market value of our common stock. Moreover, without notice to or consent from the holders of our common stock, we may enter into additional financing arrangements that may limit our ability to purchase or to pay dividends or distributions on our common stock.

An investment in our common stock is not an insured deposit and is not guaranteed by the FDIC, so you could lose some or all of your investment.

Our common stock is not a bank deposit and, therefore, is not insured against loss by the Federal Deposit Insurance Corporation or any other public or private entity. Investment in our common stock is inherently risky for the reasons described in this “Risk Factors” section, elsewhere in this prospectus supplement and the accompanying prospectus, and the additional documents and information incorporated by reference, and is subject to the same market forces that affect the common stock in any company. As a result, if you acquire our common stock, you may lose some or all of your investment.

Our certificate of incorporation and bylaws as well as certain banking laws may have an anti-takeover effect.

Provisions of our certificate of incorporation and bylaws and federal banking laws, including regulatory approval requirements, could make it more difficult for a third party to acquire us, even if doing so would be perceived to be beneficial to our shareholders. The combination of these provisions may inhibit a non-negotiated merger or other business combination or make such a transaction more expensive, which, in turn, could adversely affect the market price of our common stock. See “Description of the Securities—Description of Common Stock—Provisions of Our Certificate of Incorporation, Our Bylaws and Federal Law Affecting Our Shareholders” in the accompanying prospectus.

MARKET FOR COMMON STOCK AND OUR DIVIDEND POLICY

Our common stock is listed on the NYSE MKT under the symbol “EVBN.” As of January     , 2017, we had             shares of common stock outstanding, held of record by approximately             shareholders of record. The actual number of common shareholders is greater than the number of record holders, and includes shareholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include shareholders whose shares may be held in trust by other entities.

The following table sets forth, for the periods indicated, the high and low sales prices per share for the common stock as reported on the NYSE MKT and the cash dividends paid per common share, for the periods shown.

Quarter Ended	High	Low	Dividend Paid
March 31, 2017 (through January , 2017)

December 31, 2016	$37.67	$25.90	—
September 30, 2016	$27.87	$24.41	$0.38
June 30, 2016	$25.48	$22.87	—
March 31, 2016	$26.10	$23.55	$0.38

December 31, 2015	$25.75	$22.85	—
September 30, 2015	$24.95	$22.75	$0.36
June 30, 2015	$25.06	$23.75	—
March 31, 2015	$25.75	$23.26	$0.36

December 31, 2014	$25.50	$22.75	—
September 30, 2014	$23.75	$22.80	$0.34
June 30, 2014	$23.70	$22.06	—
March 31, 2014	$24.87	$20.58	$0.31

The amount of future dividends, if any, will be determined by our board of directors and will depend on our earnings, financial condition and other factors considered by the board of directors to be relevant. In addition, the payment of cash dividends on the common stock will depend upon the ability of the Bank to declare and pay dividends to us. The Bank’s ability to pay dividends will depend primarily upon its earnings, financial condition, and need for funds, as well as applicable governmental policies. Even if we have earnings in an amount sufficient to pay dividends, the Bank’s board of directors may determine to retain earnings for the purpose of funding growth. The Bank generally pays a dividend to us to provide funds for: debt service on the subordinated debentures, a portion of the proceeds of which were contributed to the Bank as capital; dividends that we pay to our shareholders; stock repurchases; and other expenses.

There are various legal limitations with respect to the Bank’s ability to pay dividends to us and our ability to pay dividends to shareholders. Under the New York Business Corporation Law, we may pay dividends on our outstanding shares except if we are insolvent or would be made insolvent by the dividend. Under federal banking law, the prior approval of the Federal Reserve Board and the Office Comptroller of the Currency (the “OCC”) may be required in certain circumstances prior to the payment of dividends by us or the Bank. A national bank may generally declare a dividend, without approval from the OCC, in an amount equal to its year-to-date net income plus the prior two years’ net income that is still available for dividend. The OCC has the authority to prohibit a national bank from paying dividends if such payment is deemed to be an unsafe or unsound practice. In addition, as a depository institution the deposits of which are insured by the FDIC, the Bank may not pay dividends or distribute any of its capital assets while it remains in default on any assessment due to the FDIC. The Bank currently is not (and never has been) in default under any of its obligations to the FDIC.

The Federal Reserve Board has issued a policy statement regarding the payment of dividends by bank holding companies. In general, the Federal Reserve Board’s policy provides that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the bank holding company appears consistent with the organization’s capital needs, asset quality and overall financial condition. The Federal Reserve Board has the authority to prohibit us from paying dividends if such payment is deemed to be an unsafe or unsound practice.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $        million (or $        million if the underwriters exercise their option to purchase additional shares in full) after deducting the underwriting discount and estimated expenses payable by us. We intend to use the net proceeds generated by this offering to support our organic growth and for other general corporate purposes, including contributing capital to the Bank.

CAPITALIZATION

The following table shows our capitalization as of September 30, 2016 on an actual basis and on an “as adjusted” basis to give effect to the receipt of the net proceeds from this offering.

	As of September 30, 2016
	Actual	As Adjusted
		(dollars in thousands)
		(unaudited)
Stockholders’ Equity
Common stock, $0.50 par value per share (10,000,000 shares authorized; 4,287,400 shares outstanding at September 30, 2016 and shares outstanding as adjusted)(1)	2,147
Capital Surplus	43,983
Treasury stock at cost (2,822 shares at September 30, 2016)	(69)
Retained earnings	50,294
Accumulated other comprehensive income (loss), net of income tax	(1,157)

Total Stockholders’ Equity	$95,198	$

Capital Ratios
Tier 1 capital to risk-weighted assets	10.82%		%
Total capital to risk-weighted assets	12.07
Tier 1 capital to average assets	9.55

(1)	The number of common shares to be outstanding after the offering is based on actual shares outstanding as of September 30, 2016, and assumes that million shares of common stock are sold in the offering and that the underwriters’ option to purchase additional shares is not exercised. In addition, the number of common shares to be outstanding after this offering excludes 250,702 shares subject to outstanding compensatory stock options having a weighted average exercise price of $18.67 per share; and 158,667 shares reserved for issuance pursuant to our dividend reinvestment and stock purchase plan.

DESCRIPTION OF OUR COMMON STOCK

Please refer to “Description of Securities—Common Stock” in the accompanying prospectus for a summary description of our common stock being offered hereby, including the following: dividends, voting rights, liquidation events, no preemptive or redemption rights, and anti-takeover effects of certain provisions of our certificate of incorporation, our bylaws and federal and state laws affecting our shareholders.

We are authorized to issue 10,000,000 shares of common stock, par value $0.50 per share. As of January     , 2017, we had              shares of common stock outstanding. As of January , 2017, there were also              shares of common stock subject to outstanding compensatory stock options having a weighted average exercise price of $        per share; and              shares of common stock reserved for issuance pursuant to our dividend reinvestment and stock purchase plan.

UNDERWRITING

We are offering the shares of our common stock described in this prospectus supplement in an underwritten offering through Sandler O’Neill & Partners, L.P. and Hovde Group, LLC. We have entered into an underwriting agreement with Sandler O’Neill & Partners, L.P., on behalf of the underwriters, with respect to the common stock being offered. Subject to the terms and conditions contained in the underwriting agreement, the underwriters have agreed to purchase, at the public offering price less the underwriting discount set forth on the cover page of this prospectus supplement, all of the shares of common stock being offered by this prospectus supplement.

The underwriting agreement provides that the underwriters’ obligations to purchase shares of our common stock depend on the satisfaction of the conditions contained in the underwriting agreement, including:

•	the representations and warranties made by us are true and our agreements have been performed;

•	there is no material adverse change in or affecting our business, financial condition, stockholders’ equity, liquidity, results of operations or prospects; and

•	we deliver customary closing documents.

Subject to these conditions, the underwriters are committed to purchase and pay for all shares of our common stock offered by this prospectus supplement, if any such shares are taken. However, the underwriters are not obligated to take or pay for the shares of our common stock covered by its purchase option described below, unless and until such option is exercised.

Purchase Option. We have granted the underwriters an option, exercisable no later than 30 days after the date of the underwriting agreement, to purchase up to an aggregate of              additional shares of common stock at the public offering price less the underwriting discount set forth on the cover page of this prospectus supplement. We will be obligated to sell these shares of common stock to the underwriters to the extent such option is exercised.

Commissions and Expenses. The underwriters propose to offer our common stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at the public offering price less a concession not in excess of $        per share. After the public offering of our common stock, the underwriters may change the offering price, concessions and other selling terms. The underwriters will be reimbursed for out-of-pocket expenses (including attorney’s fees up to $100,000).

The following table shows the per share and total underwriting discount that we will pay to the underwriters and the proceeds we will receive before expenses. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of our common stock.

	Per Share	Total Without Exercise of Purchase Option	Total With Exercise of Purchase Option
Public offering price	$
Underwriting discount	$
Proceeds to us before expenses	$

We estimate that the total expenses of this offering, exclusive of the underwriting discount, will be approximately $        , and are payable by us.

Indemnity. We have agreed to indemnify the underwriters, and persons who control the underwriters, against certain liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments that the underwriters may be required to make in respect of these liabilities.

Lock-Up Agreement. We, and each of our directors and executive officers, have agreed, for a period of 90 days after the date of this prospectus supplement, not to, without the prior written consent of the underwriters, directly or indirectly offer, pledge, sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock, file, or cause to be filed, any registration statement under the Securities Act of 1933 with respect to any of the foregoing or enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of our common stock, whether such transaction would be settled by delivery of common stock or other securities, in cash or otherwise.

Stabilization. In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions and syndicate covering transactions.

•	Stabilizing transactions permit bids to purchase shares of common stock so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

•	Over-allotment transactions involve sales by the underwriters of shares of common stock in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriters is not greater than the number of shares that it may purchase in its purchase option. In a naked short position, the number of shares involved is greater than the number of shares in its purchase option. The underwriters may close out any short position by exercising its purchase option and/or by purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of common stock in the open market after this offering has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which it may purchase shares through exercise of its purchase option. If the underwriters sell more shares than could be covered by exercise of its purchase option and, therefore, has a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in this offering.

These stabilizing transactions and syndicate covering transactions may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the market price of our common stock. These transactions may be effected on the NYSE MKT, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making. In connection with this offering, the underwriters and selected dealers, if any, who are qualified market makers on the NYSE MKT, may engage in passive market making transactions in our common stock on the NYSE MKT in accordance with Rule 103 of Regulation M under the Exchange Act. Rule 103 permits passive market making activity by the participants in this offering. Passive market making may occur before the pricing of this offering or before the commencement of offers or sales of our common stock. Each passive market maker must comply with applicable volume and price limitations and must be identified as a passive market maker. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for the security. If all independent bids are lowered below the bid of the passive market maker, however, the bid must then be lowered when purchase limits are exceeded. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when that limit is reached. The underwriters and other dealers are not required to engage in passive market making and may end passive market making activities at any time.

Our Relationship with the Underwriters. The underwriters and their affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and some of its affiliates have performed and expect to continue to perform financial advisory and investment banking services for us in the ordinary course of their respective businesses, and may have received, and may continue to receive, in the future, compensation for such services.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Our common stock is being offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and other conditions.

TRANSFER AGENT

The Transfer Agent for our common stock is Computershare Trust Company, N.A., Canton, Massachusetts.

LEGAL MATTERS

The validity of the shares of common stock offered hereby and selected other legal matters in connection with the offering will be passed upon for us by the law firm of Luse Gorman, PC, Washington, D.C. Kilpatrick, Townsend & Stockton LLP, Washington, D.C., will pass upon certain legal matters for the underwriters.

EXPERTS

The consolidated financial statements of Evans Bancorp, Inc. incorporated in this prospectus supplement by reference to Evans Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the report of KPMG LLP, an independent registered public accounting firm, given upon their authority as experts in accounting and auditing.

PROSPECTUS

$50,000,000

Evans Bancorp, Inc.

Debt Securities

Common Stock

Warrants

Purchase Contracts

Units

We may offer and sell from time to time up to $50.0 million of unsecured debt securities, which may consist of notes, debentures, or other evidences of indebtedness; shares of common stock; purchase contracts; warrants to purchase other securities; and units consisting of any combination of the above securities. This prospectus provides you with a general description of the securities listed above. Each time we offer any securities pursuant to this prospectus, we will provide you with a prospectus supplement, and, if necessary, a pricing supplement, that will describe the specific amounts, prices and terms of the securities being offered. These supplements may also add, update or change information contained in this prospectus. To understand the terms of the securities offered, you should carefully read this prospectus with the applicable supplements, which together provide the specific terms of the securities we are offering.

Our common stock is traded on the NYSE MKT under the symbol “EVBN.”

This prospectus may be used to offer and sell securities only if accompanied by the prospectus supplement and any applicable pricing supplement for those securities.

You should read this prospectus and any supplements carefully before you invest. Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors,” on page 3 of this prospectus, in any prospectus supplement and in the documents we file with the Securities and Exchange Commission that are incorporated in this prospectus by reference for a discussion of certain risks and uncertainties you should consider.

These securities are not deposits or obligations of a bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus or any prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 22, 2016

IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS

PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT

We may provide information to you about the securities we are offering in three separate documents that progressively provide more detail:

•	this prospectus, which provides general information about Evans Bancorp, Inc. and the securities being registered, some of which may not apply to your securities;

•	a prospectus supplement, which describes the terms of a particular issuance of securities, some of which may not apply to your securities and which may not include information relating to the prices of the securities being offered; and

•	if necessary, a pricing supplement, which describes the pricing terms of your securities.

If the terms of your securities vary among the pricing supplement, the prospectus supplement and the prospectus, you should rely on the information in the following order of priority:

•	the pricing supplement, if any;

•	the prospectus supplement; and

•	this prospectus.

We include cross-references in this prospectus and the prospectus supplement to captions in these materials where you can find further related discussions. The following Table of Contents and the Table of Contents included in the prospectus supplement provide the pages on which these captions are located.

Unless indicated in the applicable prospectus supplement, we have not taken any action that would permit us to publicly sell these securities in any jurisdiction outside the United States . If you are an investor outside the United States , you should inform yourself about and comply with any restrictions as to the offering of the securities and the distribution of this prospectus.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we may from time to time offer and sell the debt securities, common stock, warrants, purchase contracts, or units consisting of a combination of any of the securities described in this prospectus in one or more offerings, up to a total dollar amount of $50.0 million. This prospectus provides you with a general description of the securities covered by it. Each time we offer these securities, we will provide a prospectus supplement and, if necessary, a pricing supplement, that will contain specific information about the terms of the offer. The prospectus supplement and any pricing supplement may also add, update or change information contained in this prospectus. You should read this prospectus, the prospectus supplement and any pricing supplement together with the additional information described under the heading “Where You Can Find More Information.”

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “Evans Bancorp,” the “Company,” “we,” “us,” “our” or similar references mean Evans Bancorp, Inc. and references to the “Bank” mean Evans Bank.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E. , Room 1580, Washington, D.C. 20549 . You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC’s Internet site at http://www.sec.gov.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s Internet site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document that we file separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this document or in a more recent incorporated document.

This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC.

SEC Filings	Period or Filing Date (as applicable)
Annual Report on Form 10-K	Year ended December 31, 2015, as amended on March 23, 2016

Current Reports on Form 8-K (in each case other than those portions furnished under Item 2.02 or 7.01 of Form 8-K)	February 4, 2016 February 17, 2016

The description of our common stock set forth in the registration statement on Form 10 (No. 000-18539) and any amendment or report filed with the SEC for the purpose of updating this description	April 30, 1999

In addition, we also incorporate by reference all future documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of our initial registration statement relating to the securities covered by this prospectus until the completion of the distribution of such securities. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than current reports furnished under Items 2.02 or 7.01 of Form 8-K), as well as proxy statements.

The information incorporated by reference contains information about us and our financial condition and is an important part of this prospectus.

You can obtain any of the documents incorporated by reference in this document through us, or from the SEC through the SEC’s Internet site at www.sec.gov . Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You can obtain documents incorporated by reference in this prospectus from us by requesting them in writing or by telephone from us at:

Corporate Secretary

Evans Bancorp, Inc.

One Grimsby Drive

Hamburg, New York 14075

(716) 926-2000

In addition, we maintain a corporate website, www.evansbank.com . We make available, through our website, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. This reference to our website is for the convenience of investors as required by the SEC and shall not be deemed to incorporate any information on the website into this Registration Statement.

We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, those contained in this prospectus or in any of the materials that we have incorporated into this prospectus. If anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make statements in this prospectus and the documents incorporated into it by reference that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements, in addition to historical information, involve risk and uncertainties, and are based on the beliefs, assumptions and expectations of management of the Company. Words such as “expects,” “believes,” “should,” “plans,” “anticipates,” “will,” “potential,” “could,” “intend,” “may,” “outlook,” “predict,” “project,” “would,” “estimated,” “assumes,” “likely,” and variation of such similar expressions are intended to identify such forward-looking statements. Forward-looking statements speak only as of the date they are made. Because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possible materially, from those that we anticipated in our forward-looking statements and future results could differ materially from historical performance.

Our forward-looking statements are subject to the following principal risks and uncertainties:

•	changes in economic conditions including an economic recession that could affect the value of real estate collateral and the ability for borrowers to repay their loans;
•	the timing and amount of revenues that we may recognize;
•	increased competition among depository and other financial institutions;
•	inflation and changes in the interest rate environment (including changes in the shape of the yield curve) that reduce our margins or fair value of financial instruments;
•	our ability to enter new markets successfully and capitalize on growth opportunities;
•	changes in consumer spending, borrowing and savings habits;
•	legislative and regulatory changes, including increases in Federal Deposit Insurance Corporation (“FDIC”) insurance rates;

•	monetary and fiscal policies of the federal government, including the impact of the current government effort to restructure the U.S. financial and regulatory system;
•	changes in tax policies, rates and regulations of federal, state and local tax authorities;
•	changes in interest rates; deposit flows;
•	the cost of funds; demand for loan products and other financial services; competition;
•	changes in the quality and composition of the Bank’s loan and investment portfolios;
•	changes in management’s business strategies;
•	changes in accounting principles, policies or guidelines;
•	changes in real estate values; and
•	a variety of other matters which, by their nature, are subject to significant uncertainties.

We provide greater detail regarding some of these factors in our Form 10-K for the year ended December 31, 2015, including the Risk Factors section of that report and in our other filings we make with the SEC. Our forward-looking statements may also be subject to other risks and uncertainties, including those that we may discuss elsewhere in other documents we file with the SEC from time to time.

You should not place undue reliance on these forward-looking statements, which reflect our expectations only as of the date of this prospectus. We do not assume any obligation to revise forward-looking statements except as may be required by law.

RISK FACTORS

Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our most recent Annual Report on Form 10-K, and in our updates to those Risk Factors in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus, the prospectus supplement or any applicable pricing supplement, in light of your particular investment objectives and financial circumstances. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

OUR COMPANY

We are a New York corporation formed in 1988 to become the holding company for Evans Bank. We are registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Our primary business is the operation of our subsidiaries: (1) Evans Bank, N.A., which provides a full range of banking services to consumer and commercial customers in Western New York; and (2) Evans National Financial Services, LLC (“ENFS”), which owns 100% of the membership interests in The Evans Agency, LLC (“TEA”), which sells various premium-based insurance policies on a commission basis. At December 31, 2015, we had total assets of $939 million, net loans and leases of $761 million, deposits of $803 million and total stockholders’ equity of $91 million.

Evans Bank is a nationally chartered bank that has its headquarters at One Grimsby Drive, Hamburg, NY, and a total of 13 full-service banking offices in Erie County and Chautauqua County, New York. The Bank offers deposit products, which include checking and NOW accounts, savings accounts, and certificates of deposit, as its principal source of funding. The Bank’s deposits are insured up to the maximum permitted by the Bank Insurance Fund (the “Insurance Fund”) of the Federal Deposit Insurance Corporation (“FDIC”). The Bank offers a variety of loan products to its customers, including commercial and consumer loans and commercial and residential mortgage loans.

As is the case with banking institutions generally, the Bank’s operations are significantly influenced by general economic conditions and by related monetary and fiscal policies of banking regulatory agencies, including the Federal Reserve Board (“FRB”) and FDIC. The Bank is also subject to the supervision, regulation and examination of the Office of the Comptroller of the Currency of the United States of America (the “OCC”).

TEA is a property and casualty insurance agency headquartered in Hamburg, New York, with offices located throughout Western New York. TEA is a full-service insurance agency offering personal, commercial and financial services products. For the year ended December 31, 2015, TEA had total revenue of $ 7 million. TEA’s primary market area is Erie, Chautauqua, Cattaraugus and Niagara counties. Most lines of personal insurance are provided, including automobile, homeowners, boat, recreational vehicle, landlord, and umbrella coverage. Commercial insurance products are also provided, consisting of property, liability, automobile, inland marine, workers compensation, bonds, crop and umbrella insurance. TEA also provides the following financial services products: life and disability insurance, Medicare supplements, long term care, annuities, mutual funds, retirement programs and New York State Disability.

Our principal executive offices are located at One Grimsby Drive, Hamburg, New York 14075, and our telephone number is (716) 926-2000.

Additional information about us and our subsidiaries is included in documents incorporated by reference in this prospectus. See “Where You Can Find More Information” on page 1 of this prospectus.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

Our consolidated ratios of earnings to fixed charges were as follows for the periods presented:

	Years Ended December 31,
	2015	2014	2013	2012	2011
Ratios of Earnings to Fixed Charges:
Including deposit interest	3.87x	3.32x	3.24x	3.05x	2.25x
Excluding deposit interest	17.59x	12.49x	10.69x	10.41x	7.56x

For the purpose of computing the consolidated ratio of earnings to fixed charges, “earnings” consist of income before income taxes plus fixed charges. “Fixed charges” consist of interest on borrowings, including interest payments of the junior subordinated debentures underlying the trust preferred securities issued by a subsidiary of the Company, and one-third of rent expense, which approximates the interest component of rent expense. In addition, where indicated fixed charges includes interest on deposits. We currently have no shares of preferred stock authorized or outstanding and accordingly have not paid any preferred stock dividends during the periods presented. A statement setting forth details of the computation of the ratios of earnings to fixed charges is included as Exhibit 12.1 to the registration statement of which this prospectus is a part.

USE OF PROCEEDS

The Company intends to use the net proceeds from the sale of the securities for general corporate purposes unless otherwise indicated in the prospectus supplement relating to a specific issue of securities. The Company’s general corporate purposes will likely include support for organic growth, and may also include, among other things, financing possible acquisitions of branches or other financial institutions, diversification into other banking-related businesses, extending credit to, or funding investments in, our subsidiaries, repaying, reducing or refinancing indebtedness, or repurchasing our outstanding common stock.

The precise amounts and the timing of our use of the net proceeds will depend upon market conditions, our subsidiaries’ funding requirements, the availability of other funds and other factors. Until we use the net proceeds from the sale of any of the securities for general corporate purposes, we will use the net proceeds to reduce our indebtedness or for temporary investments. We expect that we will, on a recurrent basis, engage in additional financings as the need arises to finance our corporate strategies to support our growth, to fund our subsidiaries, or otherwise.

REGULATION AND SUPERVISION

As a bank holding company controlling the Bank, we are subject to the Bank Holding Company Act of 1956, as amended (“BHCA”), and the rules and regulations of the Board of Governors of the Federal Reserve System (“Federal Reserve Board”) under the BHCA applicable to bank holding companies. We are required to file reports with, and otherwise comply with the rules and regulations of the Federal Reserve Board and the SEC.

Our banking subsidiary, Evans Bank, is a national bank organized under the laws of the United States of America. The lending, investment, and other business operations of the Bank are governed by federal law and regulations and the Bank is prohibited from engaging in any operations not specifically authorized by such laws and regulations. The Bank is subject to extensive regulation by the Office of the Comptroller of the Currency (“OCC”) and to a lesser extent by the FDIC, as its deposit insurer as well as by the Federal Reserve Board. The Bank’s deposit accounts are insured up to applicable limits by the FDIC under its Deposit Insurance Fund.

These regulatory authorities have extensive enforcement authority over the institutions that they regulate to prohibit or correct activities that violate law, regulation or a regulatory agreement or which are deemed to be unsafe or unsound banking practices. Enforcement actions may include the appointment of a conservator or receiver, the issuance of a cease and desist order, the termination of deposit insurance, the imposition of civil money penalties on the institution, its directors, officers, employees and institution-affiliated parties, the issuance of directives to increase capital, the issuance of formal and informal agreements, the removal of or restrictions on directors, officers, employees and institution-affiliated parties, and the enforcement of any such mechanisms through restraining orders or other court actions. Any change in laws and regulations, whether by the OCC, the FDIC, the Federal Reserve Board or through legislation, could have a material adverse impact on us, our operations and our stockholders.

Because we are a holding company, our rights and the rights of our creditors and the holders of the securities we are offering under this prospectus to participate in the assets of any of our subsidiaries upon the subsidiary’s liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary.

In addition, dividends, loans and advances from the Bank to us are restricted by federal law.

For a discussion of the material elements of the regulatory framework applicable to bank holding companies and their subsidiaries, and specific information relevant to us and the Bank, you should refer to our Annual Report on Form 10-K for the year ended December 31, 2015, and any other subsequent reports filed by us with the SEC, which are incorporated by reference in this prospectus. This regulatory framework is intended primarily for the protection of depositors and the Deposit Insurance Fund that insures deposits of the Bank, rather than for the protection of security holders.

DESCRIPTION OF THE SECURITIES

This prospectus contains a summary of the debt securities, common stock, warrants, purchase contracts, and units that may be offered under this prospectus. The following summaries are not meant to be a complete description of each security. However, this prospectus, the prospectus supplement and the pricing supplement, if applicable, contain the material terms and conditions for each security. You should read all of these documents as well as the documents filed as exhibits to or incorporated by reference to this registration statement. Capitalized terms used in this prospectus that are not defined will have the meanings given them in these documents.

Description of Debt Securities

General

We may issue senior debt securities or subordinated debt securities. Senior debt securities will be issued under an indenture, referred to as the “senior indenture,” and subordinated debt securities will be issued under a separate indenture, referred to in this Section as the “subordinated indenture.” The senior indenture and the subordinated indenture are referred to in this section as the “indentures.” The senior debt securities and the subordinated debt securities are referred to in this section as the “debt securities.” The debt securities will be our direct unsecured general obligations.

This prospectus describes the general terms and provisions of the debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

The following briefly describes the general terms and provisions of the debt securities and the indentures. We have not restated these indentures in their entirety in this description. We have filed the forms of the indentures, including the forms of debt securities, as exhibits to the registration statement of which this prospectus is a part. We urge you to read the indentures, because they, and not this description, control your rights as holders of the debt securities. The following description of the indentures is not complete and is subject to, and qualified in its entirety by reference to, all the provisions in the respective indentures. In the summary below, we have included references to section numbers of the applicable indenture so that you can easily locate these provisions. Capitalized terms used in the summary have the meanings specified in the indentures.

Neither indenture limits the amount of debt securities that we may issue under the indenture from time to time in one or more series. We may in the future issue debt securities under either indenture. At the date of this prospectus, we had not issued any debt securities under either indenture.

Neither indenture contains provisions that would afford holders of debt securities protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise adversely affect our capital structure or credit rating.

The debt securities will be our exclusive obligations. Neither indenture requires our subsidiaries to guarantee the debt securities. As a result, the holders of debt securities will generally have a junior position to claims of all creditors.

Terms of Each Series of Debt Securities Provided in the Prospectus Supplement

A prospectus supplement and any supplemental indenture relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following (Section 301):

•	the form and title of the debt securities;

•	whether the debt securities are senior debt securities or subordinated debt securities and the terms of subordination;

•	the principal amount of the debt securities;

•	the denominations in which the debt securities will be issued;

•	the portion of the principal amount which will be payable if the maturity of the debt securities is accelerated;

•	the currency or currency unit in which the debt securities will be paid, if not U.S. dollars;

•	any right we may have to defer payments of interest by extending the dates payments are due and whether interest on those deferred amounts will be payable as well;

•	the place where the principal of, and premium, if any, and interest on any debt securities will be payable;

•	the date or dates on which the debt securities will be issued and the principal, and premium, if any, of the debt securities will be payable;

•	the rate or rates which the debt securities will bear interest and the interest payment dates for the debt securities;

•	any mandatory or optional redemption provisions;

•	the terms, if any, upon which the debt securities are convertible into other securities of ours and the terms and conditions upon which any conversion will be effected, including the initial conversion price or rate, the conversion period and any other provisions in addition to or instead of those described in this prospectus;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

•	any deletion from, changes of or additions to the covenants or the Events of Default (as defined below) under “Provisions in Both Indentures – Events of Default and Remedies”;

•	any changes to the terms and condition upon which the debt securities can be defeased or discharged;

•	any restriction or other provision with respect to the transfer or exchange of the debt securities;

•	the identity of any other trustee, paying agent and security registrar, if other than the trustee; and

•	any other terms of the debt securities.

We will maintain in each place specified by us for payment of any series of debt securities an office or agency where debt securities of that series may be presented or surrendered for payment, where debt securities of that series may be surrendered for registration of transfer or exchange and where notices and demands to or upon us in respect of the debt securities of that series and the related indenture may be served (Section 1002).

Debt securities may be issued under an indenture as original issue discount securities to be offered and sold at a substantial discount below their principal amount. Material federal income tax, accounting and other considerations applicable to any such original issue discount securities will be described in any related prospectus supplement. “Original issue discount security” means any security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof as a result of the occurrence of an Event of Default and the continuation thereof (Section 101).

Provisions Only in the Senior Indenture

Payment of the principal, premium, if any, and interest on the senior debt securities will rank equally in right of payment with all of our other unsecured senior debt.

Provisions Only in the Subordinated Indenture

Payment of the principal, premium, if any, and interest on the subordinated debt securities will be subordinate and junior in priority of payment to prior payment in full of all of our senior indebtedness, including senior debt securities and other debt to the extent described in a prospectus supplement (Section 1401 of the subordinated indenture).

If any of the following circumstances has occurred, payment in full of all principal, premium, if any, and interest must be made or provided for with respect to all outstanding senior indebtedness before we can make any payment or distribution of principal, premium, if any, or interest on the subordinated debt securities:

•	any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding relating to us or to our property has been commenced;

•	any voluntary liquidation, dissolution or other winding up relating to us has been commenced, whether or not such event involves our insolvency or bankruptcy;

•	any assignment by us for the benefit of creditors, or any other marshaling of our assets;

•	any default with respect to the payment of any senior indebtedness beyond any applicable grace period, or any event of default with respect to senior indebtedness which permits its holders to accelerate the maturity of the senior indebtedness, has occurred and is continuing, or if any judicial proceeding is pending with respect to any such default in payment or event of default.

Subordinated Debt Securities Intended to Qualify as Tier 2 Capital

Unless otherwise stated in the applicable prospectus supplement, it is currently intended that the subordinated debt securities will qualify as Tier 2 Capital under the guidelines established by the Federal Reserve for bank holding companies. The guidelines set forth specific criteria for subordinated debt to qualify as Tier 2 Capital. Among other things, the subordinated debt must:

•	be unsecured;

•	have a minimum average maturity of five years;

•	be subordinated in right of payment;

•	not contain provisions permitting the holders of the debt to accelerate payment of principal prior to maturity except in the event of bankruptcy of the issuer;

•	not contain provisions permitting the issuer of the debt to redeem the security prior to the maturity date without the prior approval of the Federal Reserve; and

•	not contain provisions that would adversely affect liquidity or unduly restrict management’s flexibility to operate the organization, particularly in times of financial difficulty, such as limitations on additional secured or senior borrowings, sales or dispositions of assets or changes in control.

Provisions in Both Indentures

Consolidation, Merger or Asset Sale

Each indenture generally allows us to consolidate or merge with a domestic person, association or entity. They also allow us to sell, lease or transfer our property and assets substantially as an entirety to a domestic person, association or entity. If this happens, the remaining or acquiring person, association or entity must assume all of our responsibilities and liabilities under the indentures including the payment of all amounts due on the debt securities and performance of the covenants in the indentures.

However, we will only consolidate or merge with or into any other person, association or entity or sell, lease or transfer our assets substantially as an entirety according to the terms and conditions of the indentures, which require that:

•	the remaining or acquiring person, association or entity is organized under the laws of the United States, any state within the United States or the District of Columbia;

•	the remaining or acquiring person, association or entity assumes our obligations under the indentures; and

•	immediately after giving effect to the transaction, no Default or Event of Default, as defined below, shall have occurred and be continuing.

The remaining or acquiring person, association or entity will be substituted for us in the indentures with the same effect as if it had been an original party to the indentures. Thereafter, the successor may exercise our rights and powers under the indentures, in our name or in its own name. If we sell or transfer all or substantially all of our assets, we will be released from all our liabilities and obligations under any indenture and under the debt securities. If we lease all or substantially all of our assets, we will not be released from our obligations under the indentures (Sections 801 and 802).

Events of Default and Remedies

In the indentures, Default with respect to any series of debt securities means any event which is, or after notice or lapse of time or both would become, an Event of Default.

In the indentures, Event of Default with respect to any series of debt securities means any of the following (Section 501):

•	failure to pay the principal of or any premium on any debt security of that series when due;

•	failure to pay interest on any debt security of that series for 30 days;

•	subject to certain exceptions, failure to perform any other covenant in the indenture, other than a covenant default in the performance of which has expressly been included in the indenture solely for the benefit of series of debt securities other than that series, that continues for 90 days after being given written notice as specified in the indenture;

•	our bankruptcy, insolvency or reorganization; or

•	any other Event of Default included in any indenture or supplemental indenture.

If an Event of Default with respect to a series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of all of the outstanding debt securities of a particular series may declare the principal of all the debt securities of that series to be due and payable. When such declaration is made, such amounts will be immediately due and payable. The holders of a majority in principal amount of the outstanding debt securities of such series may rescind such declaration and its consequences if all existing Events of Default have been cured or waived, other than nonpayment of principal or interest that has become due solely as a result of acceleration (Section 502).

Holders of a series of debt securities may not enforce the indenture or the series of debt securities, except as provided in the indenture or a series of debt securities (Section 507). The trustee may require indemnity satisfactory to it before it enforces the indenture or such series of debt securities (Section 603). Subject to certain limitations, the holders of a majority in principal amount of the outstanding debt securities of a particular series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power of the trustee (Section 512). The trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal or interest, if it considers such withholding of notice to be in the best interests of the holders (Section 602).

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under an indenture. Further, an Event of Default under the debt securities of any series will not necessarily constitute an event of default under our other indebtedness or vice versa.

Modification of Indentures

Under each indenture, generally we and the trustee may modify our rights and obligations and the rights of the holders with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of any series affected by the modification, voting as one class. No modification of the principal or interest payment terms, requirement that the Company maintain an office or agency for matters related to the debt securities, reduction of the percentage consent required for modifications, or impairment of the right to institute suit for the payment on debt securities of any series when due, is effective against any holder without its consent (Section 902).

In addition, we and the trustee may enter into supplemental indentures without the consent of any holder of the debt securities to make certain technical changes, such as (Section 901):

•	curing ambiguities or correcting defects or inconsistencies;

•	evidencing the succession of another person to us, and the assumption by that successor of our obligations under the applicable indenture and the debt securities of any series;

•	providing for a successor trustee;

•	qualifying the indentures under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

•	complying with the rules and regulations of any securities exchange or automated quotation system on which debt securities of any series may be listed or traded.

Discharging Our Obligations

We may choose either to discharge our obligations on the debt securities of any series in a legal defeasance, or to release ourselves from our covenant restrictions on the debt securities of any series in a covenant defeasance. We may do so at any time on the 91st day after we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of the series. If we choose the legal defeasance option, the holders of the debt securities of the series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities, replacement of lost, stolen or mutilated debt securities, conversion or exchange of debt securities, sinking fund payments and receipt of principal and interest on the original stated due dates or specified redemption dates (Section 1302).

We may discharge our obligations on the debt securities of any series or release ourselves from covenant restrictions only if we meet certain requirements. Among other things, we must deliver an opinion of our legal counsel that the discharge will not result in holders having to recognize taxable income or loss or subject them to different tax treatment. In the case of legal defeasance, this opinion must be based on either an IRS letter ruling or change in federal tax law. We may not have a default on the debt securities discharged on the date of deposit. The discharge may not violate any of our agreements. The discharge may not result in our becoming an investment company in violation of the Investment Company Act of 1940.

Information Concerning the Indenture Trustee

Under provisions of the indentures and the Trust Indenture Act, if a trustee has or shall acquire a conflicting interest within the meaning of the Trust Indenture Act, the trustee shall either eliminate such interest or resign in the manner provided by the indentures. Any resignation will require the appointment of a successor trustee under the applicable indenture in accordance with its terms and conditions.

The trustee may resign with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to any such series. The trustee may be removed with respect to a series of debt securities by the Company under certain circumstances, or by the holders of a majority in aggregate principal amount of such series at any time (Section 610).

Each indenture contains certain limitations on the right of the trustee thereunder, in the event that it becomes our creditor, to obtain payment of claims in some cases, or to realize on property received in respect of any such claim, as security or otherwise (Section 613) .

The trustee is required to submit an annual report to the holders of the debt securities regarding, among other things, the trustee’s eligibility to serve, the priority of the trustee’s claims regarding certain advances made by it, and any action taken by the trustee materially affecting the debt securities. However, no annual report is required to be submitted if no event described in Section 313(a) of the Trust Indenture Act has occurred within the 12 months preceding the reporting date (Section 703).

Each indenture provides that, in addition to other certificates or opinions that may be specifically required by other provisions of an indenture, every application by us for action by the trustee shall be accompanied by a certificate of our officers and an opinion of counsel, who may be our counsel, stating that, in the opinion of the signers, we have complied with all conditions precedent to the action (Section 102).

No Personal Liability of Officers, Directors, Employees or Shareholders

Our officers, directors, employees and shareholders will not have any liability for our obligations under the indentures or the debt securities by way of his or her status. Each holder of debt securities, by accepting a debt security, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the debt securities.

Form, Denominations and Registration; Global Securities; Book Entry Only System

Unless otherwise indicated in a prospectus supplement, the debt securities of a series will be issued only in fully registered form, without coupons, in denominations of $1,000 or integral multiples thereof (Section 302).

You will not have to pay a service charge to transfer or exchange debt securities of a series, but we may require you to pay for taxes or other governmental charges due upon a transfer or exchange (Section 305).

Unless otherwise indicated in a prospectus supplement, each series of debt securities will be deposited with, or on behalf of, The Depository Trust Company (“DTC”) or any successor depositary, which we call a “depositary,” and will be represented by one or more global notes registered in the name of Cede & Co., as nominee of DTC. The interests of beneficial owners in the global notes will be represented through financial institutions acting on their behalf as direct or indirect participants in DTC. See “ Description of Global Securities,” for the procedures for transfer of interests in securities held in global form.

Description of Common Stock

We are authorized to issue 10,000,000 shares of common stock, par value of $0.50 per share. As of December 31, 2015, we had 4,257,179 shares of common stock outstanding. Each share of common stock has the same relative rights as, and is identical in all respects to, each other share of common stock.

Dividends

The holders of our common stock are entitled to receive and share equally in such dividends, if any, declared by the board of directors out of funds legally available therefor. Under the New York Business Corporation Law, we may pay dividends on our outstanding shares except when the Company is insolvent or would be made insolvent by the dividend. In addition, we may pay dividends out of surplus only, so that our net assets remaining after such payment shall at least equal the amount of stated capital.

Voting Rights

The holders of our common stock are generally entitled to one vote per share. Holders of our common stock are not entitled to cumulate their votes in the election of directors.

Liquidation

In the event of our liquidation, dissolution or winding up, the holders of our common stock would be entitled to receive, after payment or provision for payment of all our debts and liabilities, all of our assets available for distribution.

No Preemptive or Redemption Rights

Holders of our common stock are not entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

Provisions in Our Certificate of Incorporation, Our Bylaws and Federal Law Affecting Our Shareholders

Our certificate of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of shareholders that might discourage future takeover attempts. As a result, shareholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of our board of directors or management more difficult. Such provisions include, among others, the requirement of a supermajority vote of shareholders to approve certain business combinations and other corporate actions, a classified board of directors, and a provision in our certificate of incorporation allowing the board of directors to oppose a tender or other offer for our securities, including through the issuance of authorized but unissued securities or treasury stock or granting stock options, based on a wide range of considerations. The foregoing is qualified in its entirety by reference to our certificate of incorporation and bylaws, both of which are on file with the SEC.

The Bank Holding Company Act generally would prohibit any company that is not engaged in financial activities and activities that are permissible for a bank holding company or a financial holding company from acquiring control of us. “Control” is generally defined as ownership of 25% or more of the voting stock or other exercise of a controlling influence. In addition, any existing bank holding company would need the prior approval of the Federal Reserve before acquiring 5% or more of our voting stock. The Change in Bank Control Act of 1978, as amended, prohibits a person or group of persons from acquiring control of a bank holding company unless the Federal Reserve has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as us, could constitute acquisition of control of the bank holding company.

Description of Warrants

We may issue warrants to purchase debt securities or common stock. We may offer warrants separately or together with one or more additional warrants, debt securities or common stock, or any combination of those securities in the form of units, as described in the appropriate prospectus supplement. If we issue warrants as part of a unit, the accompanying prospectus supplement will specify whether those warrants may be separated from the other securities in the unit prior to the warrants’ expiration date. Below is a description of certain general terms and provisions of the warrants that we may offer. Further terms of the warrants will be described in the prospectus supplement.

The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to the warrants:

•	the specific designation and aggregate number of, and the price at which we will issue, the warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

•	any applicable anti-dilution provisions;

•	any applicable redemption or call provisions;

•	the circumstances under which the warrant exercise price may be adjusted;

•	whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

•	any applicable material United States federal income tax consequences;

•	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

•	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

•	the designation, aggregate principal amount, currency and terms of the debt securities that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the debt securities or common stock with which the warrants are issued and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and the related debt securities or common stock will be separately transferable;

•	the principal amount of debt securities or the number of shares of common stock purchasable upon exercise of a warrant and the price at which those shares may be purchased;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	the antidilution provisions of the warrants, if any;

•	any redemption or call provisions;

•	whether the warrants are to be sold separately or with other securities as parts of units; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Description of Purchase Contracts

We may issue purchase contracts, including purchase contracts issued as part of a unit with one or more other securities, for the purchase or sale of our debt securities or common stock. The price of our debt securities or price per share of common stock, as applicable, may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula contained in the purchase contracts. We may issue purchase contracts in such amounts and in as many distinct series as we wish.

The applicable prospectus supplement may contain, where applicable, the following information about the purchase contracts issued under it:

•	whether the purchase contracts obligate the holder to purchase or sell, or both, our debt securities or common stock, as applicable, and the nature and amount of each of those securities, or method of determining those amounts;

•	whether the purchase contracts are to be prepaid or not;

•	whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our common stock;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts;

•	United States federal income tax considerations relevant to the purchase contracts; and

•	whether the purchase contracts will be issued in fully registered global form.

The applicable prospectus supplement will describe the terms of any purchase contracts. The preceding description and any description of purchase contracts in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the purchase contract agreement and, if applicable, collateral arrangements and depositary arrangements relating to such purchase contracts.

Description of Units

We may issue units comprised of two or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•	the terms of the unit agreement governing the units;

•	United States federal income tax considerations relevant to the units; and

•	whether the units will be issued in fully registered or global form.

The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the form of unit agreement which will be filed with the SEC in connection with the offering of such units, and, if applicable, collateral arrangements and depositary arrangements relating to such units.

GLOBAL SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, securities other than common stock will be issued in the form of one or more global certificates, or “global securities,” registered in the name of a depositary or its nominee. Unless otherwise indicated in the applicable prospectus supplement, the depositary will be The Depository Trust Company, commonly referred to as DTC, and the securities will be registered in the name of Cede & Co. No person that acquires a beneficial interest in those securities will be entitled to receive a certificate representing that person’s interest in the securities except as described herein or in the applicable prospectus supplement. Unless and until definitive securities are issued under the limited circumstances described below, all references to actions by holders of securities issued in global form will refer to actions taken by DTC upon instructions from its participants, and all references to payments and notices to holders will refer to payments and notices to DTC or Cede & Co., as the registered holder of these securities.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that DTC participants deposit with DTC. DTC also facilitates the settlement among DTC participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in DTC participants’ accounts, thereby eliminating the need for physical movement of certificates. DTC participants include securities brokers and dealers, banks, trust companies and clearing corporations, and may include other organizations. DTC is a wholly owned subsidiary of the Depository Trust & Clearing Corporation, or DTCC. DTCC, in turn, is owned by a number of DTC’s participants and subsidiaries of DTCC as well as by the New York Stock Exchange, Inc., the American Stock Exchange, LLC and the Financial Industry Regulatory Authority, Inc. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and DTC participants are on file with the SEC.

Persons that are not participants or indirect participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, securities may do so only through participants and indirect participants. Under a book-entry format, holders may experience some delay in their receipt of payments, as such payments will be forwarded by our designated agent to Cede & Co., as nominee for DTC. DTC will forward such payments to its participants, who will then forward them to indirect participants or holders. Holders will not be recognized by the relevant registrar, transfer agent, trustee or warrant agent as registered holders of the securities entitled to the benefits of our certificate of incorporation or the applicable indenture, warrant agreement, trust agreement, guarantee or other applicable security. Beneficial owners that are not participants will be permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, indirect participants.

Under the rules, regulations and procedures creating and affecting DTC and its operations as currently in effect, DTC will be required to make book-entry transfers of securities among participants and to receive and transmit payments to participants. DTC rules require participants and indirect participants with which beneficial securities owners have accounts to make book-entry transfers and receive and transmit payments on behalf of their respective account holders.

Because DTC can act only on behalf of participants, who in turn act only on behalf of participants or indirect participants, and certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of securities issued in global form to pledge such securities to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for these securities.

DTC will take any action permitted to be taken by a registered holder of any securities under our certificate of incorporation or the relevant indenture, warrant agreement, trust agreement, guarantee or other applicable security only at the direction of one or more participants to whose accounts with DTC such securities are credited.

Unless otherwise indicated in the applicable prospectus supplement, a global security will be exchangeable for the relevant definitive securities registered in the names of persons other than DTC or its nominee only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for that global security or if DTC ceases to be a clearing agency registered under the Exchange Act when DTC is required to be so registered;

•	we execute and deliver to the relevant registrar, transfer agent, trustee and/or warrant agent an order complying with the requirements of the applicable indenture, trust agreement, warrant agreement, guarantee or other security that the global security will be exchangeable for definitive securities in registered form; or

•	there has occurred and is continuing a default in the payment of any amount due in respect of the securities or, in the case of debt securities, an event of default or an event that, with the giving of notice or lapse of time, or both, would constitute an event of default with respect to these debt securities.

Any global security that is exchangeable under the preceding sentence will be exchangeable for securities registered in such names as DTC directs.

Upon the occurrence of any event described in the preceding paragraph, DTC is generally required to notify all participants of the availability of definitive securities. Upon DTC surrendering the global security representing the securities and delivery of instructions for re-registration, the registrar, transfer agent, trustee or warrant agent, as the case may be, will reissue the securities as definitive securities, and then such persons will recognize the holders of such definitive securities as registered holders of securities entitled to the benefits of our certificate of incorporation or the relevant indenture trust agreement and/or warrant agreement or other security.

Redemption notices will be sent to Cede & Co. as the registered holder of the global securities. If less than all of a series of securities are being redeemed, DTC will determine the amount of the interest of each direct participant to be redeemed in accordance with its then current procedures.

Except as described above, the global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or to a successor depositary we appoint. Except as described above, DTC may not sell, assign, transfer or otherwise convey any beneficial interest in a global security evidencing all or part of any securities unless the beneficial interest is in an amount equal to an authorized denomination for these securities.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof. None of us, any trustees, any registrar and transfer agent or any warrant agent, or any agent of any of them, will have any responsibility or liability for any aspect of DTC’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Secondary trading in notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, beneficial interests in a global security, in some cases, may trade in the DTC’s same-day funds settlement system, in which secondary market trading activity in those beneficial interests would be required by DTC to settle in immediately available funds. There is no assurance as to the effect, if any, that settlement in immediately available funds would have on trading activity in such beneficial interests. Also, settlement for purchases of beneficial interests in a global security upon the original issuance of the security may be required to be made in immediately available funds.

PLAN OF DISTRIBUTION

We may sell our securities in any of three ways (or in any combination thereof):

•	through underwriters or dealers;

•	directly to purchasers; or

•	through agents.

Each time that we use this prospectus to sell our securities, we will also provide a prospectus supplement that contains the specific terms of the offering. The prospectus supplement will set forth the terms of the offering of such stock, including:

•	the name or names of any underwriters, dealers or agents and the type and amounts of securities underwritten or purchased by each of them;

•	the public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

We may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of our securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase our securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions or discounts we pay for solicitation of these contracts.

Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates in connection with those derivatives then the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment).

LEGAL OPINIONS

The validity of the securities offered hereby will be passed upon for us by Luse Gorman, PC, Washington, D.C.

EXPERTS

The consolidated balance sheets of Evans Bancorp, Inc. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2015, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2015, have been included (incorporated by reference) herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, as set forth in their report appearing in our Annual Report on Form 10-K for the year ended December 31, 2015 and incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

             Shares

Common Stock

PROSPECTUS SUPPLEMENT

(to the Prospectus dated April 22, 2016)

SANDLER O’NEILL & PARTNERS. L.P.	HOVDE GROUP, LLC

January     , 2017